EXHIBIT C

ONLY DR HOLDERS OF RECORD ON FEBRUARY 20, 2004 ARE ENTITLED TO PARTICIPATE

ADR TRANSMITTAL LETTER
to accompany 144A American Depositary Receipts of
Commonwealth Bank of Australia
Issued by The Bank of New York, as Depositary

The undersigned surrenders herewith the following Commonwealth Bank of Australia (the “Bank”) 144A American Depositary Receipts (“ADR”) in order to cancel and withdraw the deposited ordinary shares underlying the ADRs of the Bank and tender those ordinary shares in the Bank’s off-market buy-back of the Bank’s ordinary shares, described in the accompanying Buy-Back Tender Booklet.

DTC PARTICIPANT(s) _____________________

DTC NUMBER: ____________________

CONTACT NAME: _____________________________

TELEPHONE NUMBER: _______________________

*************** *********************** ***************** ***************** ******

TOTAL 144A ADRS SURRENDERED: ________________________

TOTAL CANCELLATION FEE ($0.05 PER ADS):_________________________

Note: The dollar figures contained in the tender form are expressed in Australian dollars and the net proceeds will be paid to you in Australian dollars. Please provide your payment instructions in the spaces provided below so that the net Australian dollar proceeds representing any of the ordinary shares accepted for tender in the off-market buy-back can be paid to you.

Name of your Bank in Australia

Bank Address/ Branch Number

Bank Swift Address / ABA Number / CHIPS UID

Account #

Account Name

Reference

Note: Please deliver your 144A ADRs to be canceled versus payment to The Bank of New York’s DTC participant account number 2504 along with a completed Letter of Transmittal and your completed tender form no later than 1:00 P.M. New York Time on Thursday, March 18, 2004.